Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Institutional Core Equity Fund, which was held on November 1, 2001, the following actions were taken: Item 1. Trustees of the trust were elected as follows:

Nominee
Number of Shares
For
Withhold
Authority

Jeffrey L. Shames 828,993.147 0
John W. Ballen 828,993.147 0
Lawrence H. Cohn 828,993.147 0
J. David Gibbons 828,993.147 0
William R. Gutow 828,993.147 0
J. Atwood Ives 828,993.147 0
Abby M. O'Neill 828,993.147 0
Lawrence T. Perera 828,993.147 0
William J. Poorvu 828,993.147 0
Arnold D. Scott 828,993.147 0
J. Dale Sherratt 828,993.147 0
Elaine R. Smith 828,993.147 0
Ward Smith 828,993.147 0
Item 2. To authorize the Trustees to adopt an amended and restated Declaration of Trust.

Number of Shares
For 828,993.147

Against 0
Abstain 0
Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
For 828,993.147

Against 0
Abstain 0
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For 828,993.147

Against 0
Abstain 0
Item 5. To change the investment policy relating to investment in common stocks and other types of securities from fundamental to non-fundamental.
Number of Shares
For 828,993.147
Against 0
Abstain 0
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending June 30, 2001.
Number of Shares
For 828,993.147
Against 0
Abstain 0